BOSTON PRIVATE
WEALTH ▫ TRUST ▫ PRIVATE BANKING



Quarterly Statement of FINANCIAL CONDITION
Fourth Quarter 2017

BOSTON PRIVATE offers a full spectrum of wealth, trust, and banking services to give you the one trusted resource you need to simplify and strengthen your financial life.

Every individual and organization has a different reason WHY they work so hard. At Boston Private, we strive to understand what drives our clients, so that we can help them live and work the way they want. Understanding what our clients' wealth is really for enables us to formulate a custom strategy and solution to help them achieve their goals, hopes and dreams for today and tomorrow.

Headquartered in Boston, we serve clients from our offices located in the major markets of Greater Boston, San Francisco, San Jose, Los Angeles, and Palm Beach areas.

FINANCIAL HIGHLIGHTS
(as of 12/31/2017)

$7.9 Billion
Assets Under Management

$6.6 Billion
Total Deposits

$6.5 Billion
Total Loans

8.63% Tier 1
Leverage Capital Ratio
(Above the 5.00% required by the FDIC to be well-capitalized)

Asset Quality	Low levels of problem loans due to our underwriting standards.
Liquidity Profile	$2.5 billion of cash, high-quality unpledged investment securities, and borrowing capacity from the Federal Home Loan Bank.
Capital Base	Capital ratios in excess of levels banking regulators consider to be *well-capitalized.*
IDC Rating*	Superior

The financial highlights and condensed balance sheet below demonstrate the overall financial strength of the company as of December 31, 2017.

CAPITAL BASE (as of 12/31/2017)



14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
10.0%
13.08%
8.0%
11.83%
6.5%
11.83%
5.0%
8.63%
Total Risk-Based
Tier 1 Risk-Based
Common Equity Tier 1
Tier 1 Leverage

CAPITAL	12/31/17
Total Risk-Based	13.08%
Tier 1 Risk-Based	11.83%
Common Equity Tier 1	11.83%
Tier 1 Leverage	8.63%

Well-Capitalized

Boston Private Bank & Trust Company

CONDENSED BALANCE SHEET ($ in thousands)

ASSETS	12/31/2017
CASH & INVESTMENTS	**$1,341,013**
LOANS	
Loans held for sale	4,697
Commercial & Construction	3,544,900
Residential Mortgage	2,682,533
Home Equity and Consumer	277,595
Total Loans	**6,505,028**
Less: Allowance for loan losses	(74,742)
Net Loans	**6,430,286**
OTHER ASSETS	**391,565**
TOTAL ASSETS	**$8,167,561**

LIABILITIES & SHAREHOLDER'S EQUITY	12/31/2017
DEPOSITS	
Demand Deposits	$2,069,354
NOW	605,661
Savings & Money Market	3,244,506
Certificate of Deposit	668,591
Total Deposits	**6,588,112**
BORROWINGS	**755,850**
OTHER LIABILITIES	**91,692**
TOTAL LIABILITIES	**7,435,654**
SHAREHOLDER'S EQUITY	**731,907**
TOTAL LIABILITIES AND EQUITY	**$8,167,561**

*Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management, Trust and Private Banking affiliates with offices in Boston, Los Angeles, San Francisco, San Jose, Florida and Wisconsin.

As of December 31, 2017, Boston Private Bank & Trust Company's safety and soundness was ranked "Superior" according to IDC Financial Publishing.

As part of an independent third-party assessment of Boston Private Bank & Trust Company, IDC Financial Publishing, Inc. (IDC), a bank rating agency, has been rating the safety and soundness of banks since 1985. Every quarter, IDC calculates a one-number rank for over 13,000 financial institutions, using 24 key financial ratios. Bank safety ratings fall into one of six categories: Superior, Excellent, Average, Below Average, Lowest Ratios, and Rank of One.